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                                                               EXHIBIT 99.2
                                                               ------- ----

                           EDISON BROTHERS STORES INC.
         EXECUTIVE OFFICES 501 NORTH BROADWAY - POST OFFICE BOX 14020 -
                         ST. LOUIS, MO 63178-4020 U.S.A.

               PHONE (314) 331-6000          FAX (314) 331-7200



                                        Contact:  Sitrick And Company
                                                  Sandra Sternberg
                                                  314/331-6552

                                                  Rivian Bell
                                                  310/788-2850


          EDISON BROTHERS TO COMPLETE RESTRUCTURING THROUGH CHAPTER 11; OBTAINS COMMITMENT FOR $200 MILLION IN POST-PETITION FINANCING

          St. Louis, Mo.-- November 3, 1995 -- Edison Brothers Stores, Inc. (NYSE:EBS) said today that it has filed to reorganize under Chapter 11 of the Bankruptcy Code. At the same time, the company said that it has arranged for $200 million of debtor-in-possession (DIP) financing from BankAmerica Business Credit, which the company believes will provide adequate funding for operations throughout the Chapter 11 period.

          Alan D. Miller, Edison's chairman, said, "We need to make dramatic changes to preserve our business. The specialty retail environment remains very difficult, and the recovery we had hoped to see this fall has not materialized. Moreover, we do not expect to see a quick fashion shift that will significantly increase regular-price sales, and the outlook for the holiday selling season is not good at this point. Additionally, it is essential that we be able to rely on a steady flow of merchandise going forward.

          "After intensive evaluation of our current circumstances, we are convinced that we must make use of Chapter 11 in order to accomplish our restructuring," Mr. Miller said.

          Mr. Miller announced a number of key elements of the company's restructuring:













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          *    Approximately 500 unprofitable stores will be closed by
               January 31, 1996, and the company is carefully reviewing its options regarding an additional group of stores.

          * The Oaktree division is being merged into the Jeans West division, which will allow the company to realize profits from the most successful Oaktree stores while closing underperforming units and lowering administrative costs.

          * Negotiations are underway for the sale of Edison's mall entertainment chain, which will complete the company's withdrawal from the entertainment business and will permit management to focus fully on its core apparel and footwear businesses.

          *    Overhead costs are being significantly reduced.

          * Merchandise strategies are undergoing major changes in several underperforming divisions.

          * New management has been installed in four of the company's operating divisions during the past year.

          "We would have preferred to complete our restructuring out of court, but concluded that prompt and decisive action had to be taken so that we could achieve our restructuring objectives in an orderly, timely manner," Mr. Miller said. "Chapter 11 allows us to accelerate our planned improvements to ensure a strong future for our company. With the support of our vendors and the hard work of our employees, we will be able to earn the continued loyalty of our customers, and we will come through this process a stronger, more competitive company than ever before," Mr. Miller said.

          Mr. Miller said that he believes the company will receive the support of its suppliers during the reorganization period, adding that, while federal law prohibits the company from paying for goods received before the filing, payment for goods and services received after the filing is given priority status by the court.

          The company's daily operations will continue as usual, and store hours will remain the same. The company said that it expects policies regarding returns, exchanges, layaways, gift certificates and credit cards to remain unchanged. Similarly,















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     sales associates and other employees will continue to be paid as if no filing had been made.

          Edison Brothers Stores employs approximately 23,000 people in 2,700 retail apparel and footwear stores and entertainment centers in 50 states, Puerto Rico, the U.S. Virgin Islands, Mexico and Canada. An additional 1,750 are employed at the company's headquarters in St. Louis; distribution centers in California, Georgia, Indiana and Missouri; and international buying offices.

          The company filed its Chapter 11 petition in the U.S. Bankruptcy Court in Wilmington, Delaware.

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